UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  March 22, 2006

(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

(Exact name of registrant as specified in its charter)

Washington

000-13468

91-1069248

(State or other jurisdiction of	(Commission File No.)	(IRS Employer Identification Number)
incorporation or organization)

1015 Third Avenue, 12th Floor, Seattle, Washington		98104
(Address of principal executive offices)		(Zip Code)

(206) 674-3400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors’ policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on or about March 24, 2006.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document including the answers to questions 1, 2, 4, 6, 8, 9, 10, 13, 15, 19 and 20, contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors’ services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, or the unpredictable acts of competitors.

RESPONSES TO SELECTED QUESTIONS REGARDING FOURTH QUARTER 2005 RESULTS

1.              Could you please address the company’s opportunity to pick up additional market share due to several large mergers in the international freight forwarding industry that could cause disruption at those entities?

We agree with your assertion that mergers can, and do, cause disruptions in the global logistics industry, but no matter what else we may say here we don’t want to leave anybody with the impression that our growth strategy involves waiting for a feeding frenzy that is caused when established names bite the dust. We focus our efforts on attracting and retaining business, no matter what “they” may be doing to each other. That said, we would like to offer our view as to why mergers cause disruptions at the merging entities. We do this, confident that we are unlikely to change the urge to merge. After all, the fees earned from the endeavor are just too big to ignore.

As we have said many times, this is a service business. In the final analysis, we each are selling transportation wrapped in varying degrees and flavors of customer service. Customer service can only be delivered through individual execution with every shipment or customer contact. It is our view that these attempts at individual execution are wholly-dependent on the morale, the espirit de corp if you will, of the individuals employed at an organization. Inject a merger into this mix and you no doubt are adding a great deal of uncertainty and stress. This is not good for morale or execution. Even if you were able to eliminate the stress and uncertainty from the event, you are creating an environment where people who were competitors, perhaps vicious competitors as the competition is very keen in this business, are now thrust together and told to cooperate while the experts seek the promised merger synergies. That even the best merger possible generates opportunity for the uninvolved really goes without saying.

Customers also have reactions to merger activity. It is not uncommon for a shipper upon learning that “their” logistics company has been acquired, or is being acquired, by another logistics company, to hedge their bets by bringing in one new provider. They do this to ensure they have viable options should the “merger” begin to degrade service standards. As a result, freight which may have been “locked up” for years goes into play following a merger announcement. We try to be available for these potential customers.

All of the foregoing having been said, we can’t quantify anything and we’re not going to make predictions, nor are we going to telegraph potential customers where we think we might have opportunities. As always, we are looking forward to increasing our market share as mergers open up new opportunities that may have heretofore been unavailable to us.

2.              Could you please comment on the demand/supply balance within the air cargo segment?

As of mid-March 2006, not bad timing for the February 8-K, we don’t see any real disconnect between supply and demand in the air cargo segment.

3.              Rent and occupancy costs declined sequentially during the fourth quarter of 2005 when compared with the third quarter. Yet, historically this expense has increased. Was there something one time in nature during the fourth quarter this past year that brought this expense line down?  How should we look at this expense going forward?

There were several things that affected rent expense during the fourth quarter of 2005. First, we moved from rented space to company-owned space in a couple of large markets, causing the “rent” expense to decline. Second, we also started to bill a customer for some rent on a pass-through basis that we had previously been billing as a bundled cost of a logistics offering.

4.              What are Expeditors’ expectations for stock option expense impact during 2006 and would you please discuss what you anticipate for the first quarter?

This simple question, asked in many different ways, is part of the reason this Form 8-K was less than timely. In the name of full disclosure, the Form 8-K is also late because of the absurd time compression and additional effort that now goes into a year-end closing in the Sarbanes-Oxley era, but this has nothing to do with the answer to the question. As a complete aside, we take comfort in knowing that those who pushed hardest for option expensing (“If it is not compensation, then what is it?” went the cry) will likely get their own dose of sunshine next year with new compensation disclosures pending before the SEC.

Since 1996 under the old version of FAS 123, like all public companies, we have fully disclosed our stock option expense in our footnotes. We believe that we have also done a fair job of fully disclosing total compensation. We say this because we don’t tend to burden our results with undisclosed perks and over the top “business expenses”. We doubt everyone can make the same claim. The future may well be full of additional interesting information, but the financial impact from option expensing has been fully disclosed. As you will shortly see, in terms of predicting future expense, the devil is in the details.

The following table shows what stock compensation expense has been for the years from 2000 through 2005 (in thousands):

	2000	2001	2002	2003	2004	2005

Net Income as reported	$83,035	97,243	112,529	121,952	156,126	218,634
Net Income, including stock compensation expense	$73,090	82,934	93,656	98,400	128,992	187,138

Diluted EPS as Reported	$0.76	0.89	1.03	1.12	1.41	1.96
Diluted EPS including Stock Compenstation Expense	$0.69	0.78	0.89	0.91	1.17	1.70

Stock compensation expense	$11,096	16,006	21,725	26,097	29,620	33,857

As of mid-March 2006, we don’t really know what our total stock option expense will be for 2006. What we do know is that we will likely issue 64,000 directors options at fair market value of our stock on the first trading day in June, 2006 (the grant date) and we will be asking for shareholder ratification of our 2006 Stock Option Plan which would authorize grants of an additional 1,500,000 shares at the grant date fair market value. This is in keeping with our new policy of putting an option request to a shareholder vote each year. Our 2006 Stock Option Plan requests the same number of shares as the shareholder-approved 2005 plan, and our ability to grant options is limited to the same number of shares per employee. Also, just like the 2005 plan, the options under this plan can be granted only through April 30th of the following year. At this point we also think it is fair to speculate that if the plan is approved, more than 95 percent of these options are likely to be granted as of the date of the annual meeting as this is consistent with prior practice. We also know that we already have $28,567,000 in amortization expense for unvested stock options and employee stock purchase plan activity related to grants made in 2001 through 2005 pursuant to prior shareholder votes. That covers what we know.

What we don’t know at this point is whether our shareholders will vote their approval of the 2006 Stock Option Plan and we certainly don’t know what our stock price will be two and three months from now. Nor do we really have much more than a guess about the expected enrollment in the employee stock purchase plan for the plan year that will begin on August 1, 2006. Hence, we really cannot know the answer to your question. However, in keeping with the spirit of FAS 123R, we are not going to let uncertainty and imprecision stop us now as these are the very keystones of option expensing and as we all should know if option expensing is not now GAAP, than what is it?

While we know we already have $28,567,000 in 2006 option expense, just how presumptuous are you asking us to be in forecasting the 2006 expense?  Are you asking that we predict a stock price as of May 3, 2006 and add 7/60’s of the expense (there are almost seven full months between this date and the end of 2006 for options that, if approved, will vest over sixty months which is another way of saying five years) for stock options to be granted to as yet unidentified key employees in individual amounts that have yet to be determined?  We don’t know.

We did take a look and discovered that we actually have a pretty good historical record as to what our option expense might be – at least when the expense is expressed as a percentage of the fair market value of our stock on the day our grants have been made. If this were a television commercial, instead of an answer included in a very late Form 8-K, a smooth voice would be reminding us all that “past performance is not a guarantee of future results”, but nobody really listens do they?  Valid or not as a predictor, we now present data going back to the turn of this century. For each grant, the fair value was determined using the Black-Scholes calculation as set forth in our footnote disclosure.

Grants	Market Values	Fair Values	%
03-May-00	$18.95	$10.78	56.9%
01-Jun-00	$20.69	$10.69	51.7%
29-Dec-00	$26.85	$15.27	56.9%
09-May-01	$24.86	$12.55	50.5%
01-Jun-01	$31.93	$16.12	50.5%
08-May-02	$28.58	$13.45	47.1%
08-May-02	$34.30	$11.94	34.8%
03-Jun-02	$28.95	$13.62	47.1%
28-Jun-02	$33.16	$15.61	47.1%
07-May-03	$36.59	$18.60	50.8%
02-Jun-03	$34.88	$19.77	56.7%
05-May-04	$41.73	$20.96	50.2%
01-Jun-04	$46.88	$26.89	57.4%
04-May-05	$48.89	$25.24	51.6%
01-Jun-05	$51.53	$28.36	55.0%
30-Jun-05	$49.81	$25.72	51.6%
30-Sep-05	$56.78	$29.32	51.6%
Average	$36.20	$18.52	51.2%

As you can see, on average, the Black-Scholes calculation (and we suppose we shouldn’t forget Merton—if for no other reason than it gives more respectability to any abbreviation—“BSM calculation” sounds better than “BS calculation”, albeit they are one and the same) yields a fair value that is fairly close to approximately fifty percent of the quoted price of the underlying stock.

So, if you really want us to estimate a worst case 2006 expense, we will assume that all of the 1,500,000 shares will immediately be granted in May, although we think this is likely high by 50,000 or so shares and we have no idea if the shareholders will approve a new plan. We then expect to issue 64,000 shares to four outside board members on June 1, 2006. Since we have no idea what the stock price will be as of early May and early June, we are going to use the closing value on Friday, March 17, 2006 and speculate that applying the BSM calculation might yield a price for employee stock options of $41.37 each—without making any significant adjustment for anticipated turnover. The director’s options, which have a higher historical BSM value to fair market value on grant date, we will speculate might be worth $43.95. At this point, the only thing we will say is that we know we are virtually certain that these numbers will turn out to be wrong. But on we go, oh how simple this all is as we make it up.

Multiplying the share grants by our fictional BSM values, we compute an unamortized stock compensation expense for the options not yet granted in 2006, ignoring the employee stock purchase plan, of about $64,859,000. As a point of reference, this number is about 11.7% of total 2005 cash compensation expense which we know for certain was $557,730,000.

Now, the expense from most of these options need to be amortized over the vesting period of three to five years. The exceptions are 1) the 64,000 director’s options (approximately $2,813,000 in fair market value under the legion assumptions above), which will now cliff vest one year after grant and 2) the cost of the employee stock purchase plan for the 2006-07 plan year, which we have yet to value in this example. However, the expense from both of these plans will amortize ratably over a one-year period from the date of the respective grants.

Using straight line vesting for all of these as yet ungranted options under our director’s plan and the as yet unapproved 2006 Stock Option Plan, we expect to add $9,397,000 to the $28,567,000 already scheduled to be amortized for a total of $37,964,000 ignoring, expense from the 2006/2007 portion of the employee stock purchase plan.

We must turn now to an examination of the estimated expense for shares under the employee stock purchase plan. Here again, we could launch into the beyond by seeking meaningless precision with respect to future events or we could use recent history to guide a wild guess. In preparation for this tough choice we wish to set out the following table which presents the footnote BSM expense for our employee stock purchase plan:

Fiscal Year	Expense Disclosure	Plan Year	Expense Disclosure
2002	$2,927,000	2002/2003	$2,742,000
2003	$3,073,000	2003/2004	$3,536,000
2004	$3,811,000	2004/2005	$4,196,000
2005	$4,418,000	2005/2006	$4,729,000

Now, in order to know the total expense for 2006, we would need to know a bunch of stuff like the stock price at August 1, 2006 and the numbers of employees who will elect to sign up all of which are unknowable in mid-March, so in keeping with our overall theme here, we will elect to make a wild guess. We estimate that the 2006/2007 expense will be $5,500,000 while the total expense for the calendar year will be $5,200,000. Again, these numbers are virtually certain to be wrong, but they are the best wrong numbers we can think of at this time. Looking just at the 2006 amortization for this expense, the number is $2,292,000, bringing the total estimated 2006 FAS 123R expense to $40,256,000.

There is currently a great deal of toner, ink and wood pulp being devoted to FAS 123R. Much of what is available, as well as the source document itself, is primarily theory at this stage, and a pretty bizarre theory at that. As we actually “experience” this new iteration of GAAP, we are certain that we will understand much more about it. As the famous American philosopher Yogi Berra once observed, “In theory there is no difference between theory and practice. In practice there is.”  As we finished this answer, we realized that Yogi could have done it better.

5.              Can Expeditors provide an update on year-over-year air and ocean freight volume and yield trends during January and February of 2006?

Airfreight tonnage was up 22% for January 2006 and 21% for February while ocean freight container count was up 26% for January and 9% for February 2006. We would hasten to add here that because of the way Chinese New Year impacts the Asian shipping patterns, we recommend looking at January/February as a package. When you take these two months together as a block, you get 21% tonnage increase for airfreight and an 18% increase in ocean container count for the same two month period of 2006 when compared with 2005.

6.              For the Asia/US lane, roughly speaking, what was the year-over-year change in net revenue per TEU for ocean freight and year-over-year change in net revenue per pound in airfreight in the fourth quarter of 2005?

We hope you’ll understand why we decline to answer this question. There is an old saying that goes something like “never do card tricks for a group you play poker with.”   Our readers apparently include more than the investment community. Even if we were only writing to our shareholders, for all we know some of the competition may very well have invested in us seeking a better return than they can get elsewhere. While we are very much in favor of full disclosure, some questions require the release of competitive information which could and would be used against us. Accordingly, we’ll opt to hold our cards close to our vest. What we will say is that so far we are just fine with the comparative trend.

7.              Could you please comment on the factors that influenced the slower year-over-year gross and net revenue growth for the fourth quarter of 2005 in Europe?  Also, could you provide color on what drove the strong year-over-year EBIT growth in Europe?

At the risk of sounding glib, the simple answer to your question is that there was not enough freight. The reasons for “not enough freight” can be viewed from a macro-economic perspective and you would have to credit a strong Euro which typically stymies European exports, a generally weak European economy and most importantly an insufficient sales effort to compensate for the first two items. Of course, only this last factor is within our control and it is where we will apply our attention. From a micro-economic perspective, we need to have some of our larger European branches, like London, be more consistent in delivering strong profits throughout the year. We continue to work to address the problem and we’re now anxiously awaiting improved results.

Our recent strong EBIT growth is basically a reflection of two things:  1) progress in areas that were in trouble last year and, 2) certain fourth quarter 2004 costs, like a move in London, that thankfully could not repeat in 2005.

8.              I noticed a significant increase in fourth quarter 2005 net revenues in the Far East. Have you picked up additional lines of business or other clients that account for this increase?

The growth is not so much additional lines of business as just more new business. Growing market share by going out and finding new business is something that we’ve always prided ourselves in being able to do consistently.

9.              What are your thoughts about where there are opportunities to open new offices?  Do you start a year thinking “we will open X number of new offices this year” or do you open new offices opportunistically?

We’ve said for years that we expand by plan and by opportunity. When we speak of growing by plan we mean we are looking at the logical areas where the increasing presence of customers and potential customers require our presence to maintain our global offerings. Growth by opportunity covers every other situation that is too good to pass. For example, a customer might indicate a need for our services in a new location and express a willingness to “prime” the situation with a commitment for enough freight to provide the critical mass for a successful branch opening.

At this stage, we’re not prepared to offer up an estimate as to how many branches we might open during 2006. There are a lot of opportunities that we are working on right now and some may very well require new offices to be opened. The time may also be right to open offices in areas we’ve planned on opening for a while.

With all this talk about opening branches, we need to throw out a simple notion that we believe and have come to rely on:  any idiot can purchase or create a new branch. We know this is true because we see this regularly. However, it takes foresight and talent combined with healthy doses of hustle, drive and ambition to open a branch and make it profitable—and those are the branches that we like around here. We expect our new branches to be profitable in six months and to have broken even (i.e. earned back all start up losses) in a year or less. That may sound kind of aggressive, but it has happened time after time. If you don’t do this you might find yourself announcing that recent acquisitions are expected to retard future growth and that is a place we don’t want to be.

10.       What are planned capital expenditures for 2006?

At this stage, we think about $110 million, excluding any new real estate projects that we may or may not undertake in key gateway cities. If you wanted a worst case assuming these potential real estate investments you might want to add another $50-75 million.

11.       What was your headcount at December 31, 2005?

	31-Dec-05	31-Dec-04	Diff.	% Diff.
North America	3,871	3,378	493	14.6%
Asia	2,710	2,448	262	10.7%
Europe and Africa	1,738	1,658	80	4.8%
Middle East	918	800	118	14.8%
South America	506	453	53	11.7%
Australasia	200	198	2	1.0%
Information Systems	488	412	76	18.4%
Corporate	135	107	28	26.1%
	10,566	9,454	1,112	11.8%

12.       What would have been the per share impact of options expense on fourth quarter 2005 reported EPS?

Approximately $.06 per share.

13.       After opening 12 full service and 19 total new branches in 2005, what are your expectations for new branches in 2006?  What regions do you expect to target in 2006?

“Targeting regions” sounds like we’re on a mission of some sort, which isn’t actually the way we expand. Please refer to our answer to question 9 above. In terms of geographic expansion expectations for 2006, we would look to see some activity in China, the Middle East and perhaps some locations in Europe.

14.       Please explain further the strong increase in fourth quarter 2005 net revenue growth in the customs brokerage and other business.

There is no real secret here, we cleared more freight. We provide custom entries for between 75-80% of all freight that we carry. Given the increase in freight volumes, it stands to reason that the customs brokerage business would be going up as well.

15.       What are your plans for headcount growth in 2006, and what portion, if any, of the planned growth is to support the higher level of net revenue generated in 2005?

This question caused us to pause for a moment and ponder, not that this was an unreasonable question, it is just that around here, we take for granted that whatever we’ve added in headcount was added to handle the business we already had. In 2005, our overall headcount went up nearly 12% while revenues were up 18% and net revenues increased 17%. We were pretty comfortable handling this increase in business with the available headcount. We don’t make predictions, but we would not be surprised to see a similar increase in employees if 2006 brought a similar increase in business volumes.

Our district managers have been pretty good at identifying business trends as we move through a year and adjusting their hiring practices to accommodate the current growth rate in our business. After all, customer service and profitability depend in large measure on getting this right. We don’t have pre-planned manning schedules. We rely on the business acumen of our district managers, who each have a financial statement that they are individually responsible to manage. Every staffing decision that a district manager makes has a profound financial impact on the key employees of that branch and therefore what they decide carries a lot of weight.

Now, you might be thinking that all of this sounds like we are willing an individual district manager to make the wrong decision. And we would have to say that each individual manager has the autonomy to operate one branch in the way they see fit so long as the overall network is not demonstrably weakened in the effort. Every decision may not be perfect, but with experience they fine tune their individual abilities to project manpower needs. This provides a tremendous portfolio effect as, historically, very few district manager’s have been “really wrong” in his or her projections for any extended period of time. In total, our salaries as a percentage of net revenue, on a consolidated basis, are remarkably stable. It may seem counterintuitive, but our highly decentralized philosophy which requires that these costs be managed at the branch profit center level serves us very well. All in all we would much rather be in this position than enforcing seasonal layoffs and furloughs imposed by a corporate office.

16.       According to your cash flow statement, you repurchased $126.9 million of stock in 2005. How many shares did that equate to and what was the average price?  Also, what percentage of your repurchased shares were to cover options related to your employee incentive programs?

We repurchased a total of 2,181,174 shares at a cost of $126.9 million during 2005. This equates to an average cost of approximately $58.16 per share. Of this, 717,597 shares were purchased pursuant to our non-discretionary authorization and the balance of 1,463,577 was repurchased pursuant to our discretionary authorization. All shares in the non-discretionary repurchase related to use of cash proceeds from stock option exercises while the discretionary repurchases were made to keep the outstanding share count relatively constant.

17.       Please breakdown your key end markets (computer and office equipment, electronics and electrical equipment, and retail) as a percentage of 2005 revenue?   What are you hearing from these end-markets in terms of 2006 demand?

If you go by our 50 largest customers, which make up about 32% of our total net revenue, computer and office equipment was approximately 45%. Retail was approximately 34% and another 14% was from what we would classify as manufacturing.

18.       Have there been any noticeable changes in your customer’s shipping behavior in 2005 in the context of longer supply chains, higher freight costs, peak season concerns?  If so, how might these trends be impacting your 2006 business?

On the ocean freight side, the shippers are utilizing west coast ports to a greater degree than they have in the recent past. We think that this is a good thing. The cost of fuel and security concerns both add an element to the pricing formula that is very hard to predict.

19.       While you have stated in previous 8K’s that it is too early to report any meaningful results, would you please elaborate on your domestic operations?  How has the new effort enhanced your already strong value proposition for your clients?

Things continue to move forward. We continue to integrate domestic operations into our suite of service offerings as well as leverage the infrastructure it provides to lower our cost to and from the gateway for our international air and ocean exports.

There is still work to be done. We think we’re right on track in terms of what we expected from this product. We have begun to extend our reach, domestically, and it has allowed us to concentrate our purchasing decisions, thereby decreasing our overall costs on domestic point-to-point and international on-forwarding moves. We’re now just focusing on “more of the same.”

20.       In your latest quarterly release you mention that “This positive leverage was a result of our ongoing process and productivity initiatives”. Could you please discuss a bit more with some examples in your next 8-K?

We spend a lot of time focused on process improvement and execution primarily in order to meet customer needs. That means we spend a lot of time trying to find “better ways to do it right” and then we will share these best practices with other branches in our system. As we focus on process improvement and excellence in execution, we foster a culture of continuous improvement. Everything from how our branches are organized to how our people are compensated reinforces this culture.

As we track performance over time, key indicators emerge from those departments that are particularly well-run. Monitoring these key performance indicators, and communicating the results both within the branch and across similar branches helps to “raise all boats,” or rather let us say “raise all branches.”

In a broad sense, this is the sort of thing we are referring to when we talk of ongoing process and productivity initiatives. It is the process of continuous change to better serve our customers, our employees and our shareholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

March 22, 2006	/s/ PETER J. ROSE
Peter J. Rose, Chairman and
Chief Executive Officer

March 22, 2006	/s/ R. JORDAN GATES
R. Jordan Gates, Executive Vice President-
Chief Financial Officer